[Letterhead of Womble, Carlyle, Sandridge & Rice PLLC]

Exhibit 5.1

December 17, 2003

Rayonier Inc.

50 North Laura Street

Jacksonville, Florida 32202

Re:    Registration Statement on Form S-3 (Reg. No. 333-107213)

Ladies and Gentlemen:

We have served as special North Carolina counsel to Rayonier Inc., a North Carolina corporation (the “Company”), in connection with the filing by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 of the Company (Registration No. 333-107213) with the Securities and Exchange Commission (the “Shelf Registration Statement”). This opinion supplements our opinion dated July 21, 2003 filed as Exhibit 5.1 to the Shelf Registration Statement and relates to the issuance of 6,351,975 shares of the common stock of the Company (the “Shares”) pursuant to a special dividend payable to shareholders of record as of November 14, 2003 (the “Special Dividend”). Pursuant to the terms of the Special Dividend, each shareholder has had the option to elect to receive (1) cash, (2) shares of common stock or (3) a combination of cash and shares of common stock, subject to a limitation that the aggregate amount of cash paid to all shareholders will in no event exceed 20% of the value of the Special Dividend (with proration of available cash if the aggregate of shareholder cash elections exceeds such amount) and subject to the other terms and conditions of the Stock Dividend as described in the Company’s Prospectus Supplement dated November 21, 2003 (the “Prospectus Supplement”) to the Prospectus dated September 29, 2003 (the “Prospectus”) forming part of the Shelf Registration Statement to which this opinion is an exhibit.

We have reviewed the Company’s articles of incorporation and bylaws, each as amended to date, records of pertinent proceedings of the Board of Directors of the Company, certificates of representatives of the Company, the Shelf Registration Statement, the Prospectus, the Prospectus Supplement, judicial decisions, and statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In connection with such review, we have assumed with your permission (a) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (b) the proper issuance and accuracy of certificates of public officials and officers, officials and agents of the Company.

This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Rayonier Inc.

December 17, 2003

The North Carolina Business Corporation Act (the “NCBCA”) provides that all shares of a class or series must have identical relative rights and that shares may be issued “pro rata” without consideration to the corporation’s shareholders. The NCBCA does not expressly provide for a dividend structured like the Special Dividend where each shareholder has the same option, subject to the aggregate limitation on cash paid, to elect to receive cash or shares or some combination thereof, nor are we are aware of any case law or other authority in North Carolina directly on point. Since shareholders of the Company have identical election rights with respect to the form of payment of the Special Dividend, we believe that the Special Dividend is consistent with the apparent purpose of, and complies with, the NCBCA. Nevertheless, because no controlling authority exists, we cannot say that the matter is entirely free from doubt.

Based on and subject to all of the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as we deem relevant, it is our opinion that the Shares will be validly issued, fully paid and nonassessable when issued pursuant to the Special Dividend as described in the Prospectus Supplement and Prospectus.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K (and, thereby, to the Shelf Registration Statement) and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus forming a part of the Shelf Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ WOMBLE, CARLYLE, SANDRIDGE & RICE PLLC